 Exhibit 99.1

Shiner International Announces Fourth Quarter and Fiscal 2010 Financial Results

Revenues Up 68.5% from 2009, Net Income Up to $4.2 Million

Company to Hold Earnings Call on Thursday, March 24 at 9:00 a.m. EDT
HAIKOU, China, March 22, 2011 /PRNewswire-Asia/ -- Shiner International, Inc. (NASDAQ: BEST) (“Shiner” or the “Company”), an emerging global supplier of packaging solutions for food, tobacco, and consumer products, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2010.

Fiscal 2010 Financial Highlights

•	Revenues for fiscal 2010 increased by 68.5% year-over-year to $58.2 million, up from $34.5 million in 2009.

•	Net income for 2010 increased year-over-year to $4.2 million, compared to a net loss of $99,801 for 2009.

•	Gross profit for 2010 was $9.8 million, up 113.54% from $4.6 million in 2009. 2010 gross margin was 16.9%, an increase of 3.6% compared to 13.3% in 2009.

•	Operating income and positive margin for 2010 were $4.6 million and 8.0%, respectively, compared to an operating loss and negative margin of $0.2 million and 0.6%, respectively, for 2009.

•	Earnings per diluted share were $0.17 for the year, compared to earnings per diluted share of $0.00 in 2009.

Fourth Quarter Financial Highlights

•	Revenues for the fourth quarter of fiscal 2010 increased by 65.5% year-over-year to $17.8 million, up from $10.8 million in the fourth quarter of 2009.

•	Net income for the fourth quarter of 2010 increased 542.8% year-over-year to $1.0 million, compared to $153,720 for the 2009 period.

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Gross profit for the 2010 fourth quarter was $2.2 million, up 48% from $1.5 million in the same period last year. Gross margin for the fourth quarter of 2010 was 12.6% compared to 14.1% in the 2009 period.

•	Operating income and margin for the fourth quarter of 2010 were $1.0 million and 5.4%, respectively, compared to $79,766 and 0.74%, respectively, for the comparable 2009 period.

•	Earnings per diluted share were $0.04 for the quarter, compared to earnings per diluted share of $0.01 in the same period a year ago.

Fiscal 2010 Revenue and Earnings

Shiner's revenue for the year ended December 31, 2010 increased 68.5% to $58.2 million when compared to 2009. The year-over-year increase in revenue was primarily due to changes in the product mix, which includes an increase in sales of higher-margin products; and the global economic recovery, which positively impacted the packaging industry. Sales of flexible packaging materials, which include BOPP tobacco films, coated films and color printing products and services, increased by 64.7% to $44.0 million, up from $26.7 million in 2009. Sales of advanced films, which include anti-counterfeit films, increased 81.62% to $14.2 million, up from $7.8 million in 2009.

International sales for the year ended December 31, 2010 accounted for 19.0% of Shiner's total revenues and totaled $11 million, up from $10.4 million in 2009. International sales were marked by an increase in flexible packaging material sales of 27.7% year-over-year, from $4.6 million in 2009 to $5.9 million in 2010, which was offset by a 12.1% decrease in advanced film sales from $5.8 million in 2009 to $5.1 million in 2010.

Shiner’s gross profit for the year ended December 31, 2010 was $9.8 million, which represented a gross margin of 16.9% and an increase of 3.6 percentage points from a gross margin of 13.3% for the year ended December 31, 2009. The increase in gross margin was a direct consequence of a decrease in overhead unit rates as a result of increased production volume, changes in the product mix, and improved production efficiency.

Income from operations was $4.6 million for the year, compared to an operating loss of $0.2 million in 2009. Selling, general and administrative (“SG&A”) expenses increased slightly to $5.2 million, an increase of 8.2%, or $0.4 million, from $4.8 million in 2009.

Shiner reported net income of $4.2 million for fiscal 2010, compared to a net loss of $99,801 in the previous year. Earnings per share for the year were $0.17, compared to earnings of $0.00 per share for 2009. The improvement was largely attributable to higher sales volume, lower overhead rates from higher capacity utilization, and a decrease in SG&A expenses as a percentage of sales.

As of December 31, 2010, Shiner had $8.6 million in cash and cash equivalents on hand. On December 31, 2010, the Company had six short-term loans outstanding, totaling $6.8 million, and working capital of $12.8 million, an increase of $11.5 million from December 31, 2009.

Fourth Quarter Revenue and Earnings

Shiner's revenue for the three months ended December 31, 2010 increased 65.5% to $17.8 million, up from $10.8 million from the same period in 2009. The year-over-year increase in revenue was attributable to higher sales volume in the Chinese market and more favorable sales prices. Sales of flexible packaging materials increased by 61.1%, from $8.3 million in 2009 to $13.3 million in 2010. Advanced film sales increased 80.1% to $4.5 million, up from $2.5 million in 2009.

International sales for the quarter ended December 31, 2010 accounted for 17.1% of Shiner's total revenues and totaled $3.0 million, up from $2.8 million for the same period in 2009.  International sales were marked by a 30.0% year-over-year increase in flexible packaging material sales, from $1.3 million to approximately $1.7 million, which was offset by a 12.7% decrease in advanced film sales from $1.5 million in the fourth quarter of 2009 to $1.4 million for the corresponding period in 2010.

Shiner’s gross profit for the three months ended December 31, 2010 was $2.2 million, which represented a gross margin of 12.6%, down slightly from a margin of 14.1% for the three months ended December 31, 2009. The decrease in gross margin resulted from an increase in raw material costs due to petroleum price fluctuations.

Income from operations was $1.0 million for the fourth quarter, compared to $79,766 for the same period in 2009. SG&A expenses decreased by about 11%, or $0.16 million, to $1.3 million for the three months ended December 31, 2010, down from $1.4 million for the comparable period in 2009.

For the fourth quarter of fiscal 2010, Shiner reported net income of $1.0 million, an increase of 540% compared to net income of $0.15 million in the same period last year. Earnings per share for the quarter were $0.04, compared to earnings of $0.01 per share for the fourth quarter of 2009. The improvement was largely attributable to higher sales volume in the Chinese market and lower overhead rates from higher capacity utilization, as well as a decrease in SG&A expenses.

Business Highlights

Mr. Qingtao Xing, Shiner’s President and CEO, stated: “We are very pleased with the strong top- and bottom-line growth we achieved in 2010. For the fiscal year, we exceeded our revenue guidance by approximately $5 million. Sales revenue for flexible packaging materials was $43.5 million, and sales revenue for advanced films totaled $14.2 million. We feel confident that in 2011 we will continue to increase our revenues and improve margins.”

Mr. Xing continued, “Our efforts to strengthen our infrastructure and distribution network over the past 12 months have enabled us to benefit from major market trends, including the rising consumption of packaged goods among Chinese consumers. China’s new food safety law continues to drive growth in the country’s flexible packaging market, and we are fielding an increased number of inquiries from domestic food producers seeking to comply with the new regulations. Internationally, demand for advanced packaging solutions is rising in connection with the global economic recovery. We enter 2011 with strong momentum across all areas of our business.”

Operations Outlook

Mr. Xing stated, “Our primary focus for 2011 will be to expand our market share both in China and abroad. We plan to open six new sales offices in China and eight overseas in 2011 to attract new customers in our target markets. To meet the anticipated demand for our products, we also plan to add a 10,000-ton tobacco film production line in the second quarter of 2011. The new line will be operational in the middle of 2011, enabling us to better serve large customers.

“We are also exploring potential acquisitions and joint ventures with the goal of enhancing our product portfolio and gaining access to new markets. The $3.13 million private placement we completed in December provides us with additional capital to fund potential acquisitions.”

He continued, “By investing in the foundation of our business, we are positioning Shiner for sustained sales growth and profitability. Our ability to deliver customized, cost-efficient packaging solutions gives us a considerable market advantage both domestically and internationally. We are confident of our financial outlook for 2011.”

Reclassifications and Segment Reorganization

Shiner has made certain reclassifications to its business segment information for the fiscal year ended December 31, 2010 in order to more closely align its financial reporting with its business structure. These reclassifications reflect primarily revenue and expenses among business segments. None of the changes impacts Shiner's previously reported consolidated net revenue, earnings from operations, net earnings or net earnings per share.

Shiner has revised the presentation of its Consolidated Statements of Earnings and Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2010 and 2009 to provide improved visibility and comparability with the current year presentation. This change does not affect previously reported results of operations for any period presented, or previously reported subtotals within the Consolidated Statements of Cash Flows.

The Packaging Film and Color Printing segments have been reclassified as Flexible Packaging Materials and Advanced Films. Flexible Packaging Materials includes the following product categories: BOPP tobacco films, coated films and color printing products, while the Advanced Films segment includes only anti-counterfeiting films at present.

Conference Call Information

Management will host a conference call to discuss these financial results on Thursday, March 24 at 9:00 a.m. Eastern time (6:00 a.m. Pacific).

To participate in the call, please dial (877) 941-1427, or (480) 629-9664 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found via the Company’s website at http://www.shinerinc.com, or alternately at http://ViaVid.net.

A replay of the call will be available for two weeks from 12 p.m. noon EDT on March 24, 2011, until 11:59 p.m. EDT on April 7, 2011. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 4427226. In addition, a recording of the call will be available via the Company’s website at http://www.shinerinc.com for one year.

About Shiner International, Inc.

Shiner International, Inc. is engaged in the research and development, manufacture and sale of flexible packaging material and advanced film. Its products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. The Company's products are used by manufacturers in the food and consumer products industry to preserve the texture, flavor, hygiene, and convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou, China.

Approximately 80% of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 16 patents on products and production equipment, and has an additional 10 patent applications pending. The Company's flexible packaging meets U.S. FDA requirements, as well as the requirements for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000. Additional information on Shiner is available at http://www.shinerinc.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission. The information contained in this press release is made as of the date of the press release, even if subsequently made available by Shiner on its website or otherwise.

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009

	2010	2009

ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$8,622,035	$3,059,796
Restricted cash	-	733,455
Accounts receivable, net of allowance for doubtful
accounts of $262,502 and $252,008	10,005,572	6,405,741
Advances to suppliers	3,462,074	3,192,211
Notes receivable	26,056	88,311
Inventory, net	7,355,601	8,320,624
Prepaid expenses & other current assets	610,066	299,694

Total current assets	30,081,404	22,099,832

Property and equipment, net	19,399,717	12,163,693
Construction in progress	4,017,721	6,582,805
Advance for the purchase of equipment	1,356,989	-
Intangible assets, net	1,061,855	349,491

TOTAL ASSETS	$55,917,686	$41,195,821

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,350,064	$2,667,835
Other payables	4,655,300	4,487,587
Unearned revenue	295,609	234,543
Accrued payroll	141,884	138,826
Short term loans	6,826,500	3,227,400

Total current liabilities	17,269,357	10,756,191

Commitments and contingencies

EQUITY:
Shiner stockholders' equity:
Common stock, par value $0.001; 75,000,000 shares authorized,
27,603,336 shares issued and 27,541,491 shares outstanding at December 31, 2010 and
24,650,000 shares issued and 24,588,155 shares outstanding at December 31, 2009	27,603	24,650
Additional paid-in capital	14,321,484	11,389,756
Treasury stock (61,845 shares)	(58,036)	(58,036)
Other comprehensive income	4,060,637	2,980,077
Statutory reserve	2,905,861	2,872,856
Retained earnings	17,353,554	13,230,327
Total Shiner stockholders' equity	38,611,103	30,439,630
Noncontrolling interest	37,226	-
Total equity	38,648,329	30,439,630

TOTAL LIABILITIES AND EQUITY	$55,917,686	$41,195,821

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

Net Revenue	$58,165,410	$34,516,827

Cost of good sold	48,361,075	29,925,504

	9,804,335	4,591,323

Operating expenses
Selling	1,858,874	1,822,239
General and administrative	3,317,320	2,962,218
Total operating expenses	5,176,194	4,784,457

Income (loss) from operations	4,628,141	(193,134)

Non-operating income (expense):
Other income, net	649,800	287,673
Interest income	11,838	31,972
Interest expense	(229,687)	(165,135)
Exchange gain (loss)	(93,170)	51,304
Total non-operating income (expense)	338,781	205,814

Income (loss) before income tax	4,966,922	12,680

Income tax expense	818,769	112,481

Net income (loss)	4,148,153	(99,801)

Less: Net loss attributed to noncontrolling interest	(8,079)	-

Net income (loss) attributed to Shiner	$4,156,232	$(99,801)

Comprehensive income (loss)
Net income (loss)	$4,148,153	$(99,801)
Foreign currency translation gain	1,081,195	2,230

Comprehensive income (loss)	$5,229,348	$(97,571)

Weighted average shares outstanding :
Basic	24,647,196	24,622,204
Diluted	24,647,196	24,622,204

Earnings (loss) per share attributed to Shiner common stockholders
Basic	$0.17	$(0.00)
Diluted	$0.17	$(0.00)

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,148,153	$(99,801)
Adjustments to reconcile net income (loss)
interest to net cash provided by operating activities:
Depreciation	1,627,111	1,647,639
Amortization	7,023	6,952
Stock compensation expense for options issued to directors	2,781	175,685
Common stock issued for services	63,900	-
Loss on disposal of assets	-	183,644
Change in working capital components:
Accounts receivable	(3,297,689)	1,217,801
Inventory	1,217,669	(1,240,474)
Advances to suppliers	(157,071)	485,381
Other assets	(263,995)	953,758
Accounts payable	2,492,941	(1,130,262)
Unearned revenue	51,757	72,981
Other payables	105,947	4,339,873
Accrued payroll	(1,633)	98,786

Net cash provided by operating activities	5,996,894	6,711,963

CASH FLOWS FROM INVESTING ACTIVITIES
Issuance of notes receivable	-	(44,780)
Payment of notes payable	63,647	-
Payments for property and equipment	(6,882,529)	(1,525,917)
Payments for construction in progress	-	(5,069,602)
Payments for intangible assets	(690,114)
(Increase)/decrease in restricted cash	739,654	(49,212)

Net cash used in investing activities	(6,769,342)	(6,689,511)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of short-term loans	-	(3,883,795)
Proceeds from short-term loans	3,402,620	3,227,400
Proceeds from the issuance of common stock	3,130,000	-
Payment of offering costs	(262,000)	-
Purchase of treasury stock	-	(58,036)
Dividend paid	-	(63,228)
Contribution from non-controlling interest	44,670	-

Net cash provided by (used in) financing activities	6,315,290	(777,659)

Effect of exchange rate changes on cash and cash equivalents	19,397	(1,451)

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	5,562,239	(756,658)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	3,059,796	3,816,454

CASH & CASH EQUIVALENTS, ENDING BALANCE	$8,622,035	$3,059,796

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$161,948	$165,136
Income taxes paid	$449,165	$90,913

This information is intended to be reviewed in conjunction with the Company's filings with the Securities and Exchange Commission, which includes the accompanying notes.

Contact Us

At the Company:
Email: ir@shinerinc.com
Web: http://www.shinerinc.com

Investor Relations:
Dave Gentry, U.S.
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 104
Email: info@redchip.com

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Source: Shiner International, Inc.